Exhibit 99.1

               Merrill Lynch Reports Record EPS and Net
            Earnings for Fourth Quarter and Full Year 2005

    NEW YORK--(BUSINESS WIRE)--Jan. 19, 2006--Merrill Lynch (NYSE:
MER)

    --  2005 Earnings Per Diluted Share of $5.27, up 20% from 2004

    --  Net Earnings of $5.2 Billion, up 18%

    --  Net Revenues of $26.0 Billion, up 18%

    -- Fourth Quarter Earnings of $1.5 Billion, $1.51 Per Share as Quarterly Net Revenues Increase to $6.8 Billion

    --  Quarterly Dividend Per Common Share Raised by 25% to 25 Cents

    Merrill Lynch (NYSE: MER) today reported record net earnings per diluted share for 2005 of $5.27, up 20% from $4.38 per share for 2004. Net earnings of $5.2 billion also set a record, up 18% from $4.4 billion in the prior year, despite an over five percentage point increase in the effective tax rate. Record pre-tax earnings of $7.4 billion increased 27% from 2004, on net revenues that grew 18%, to $26.0 billion, within 1% of the full year revenue record the firm set in 2000. The 2005 pre-tax profit margin was a record 28.5%, up two percentage points from 2004, and the return on average common equity was 16.3%, up 1.4 percentage points. Book value per share ended 2005 at $35.98, 9% higher than at the end of 2004. All three of the firm's business segments contributed to these results, each generating record pre-tax earnings and higher net revenues than in 2004.

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


    Net earnings per diluted share for the fourth quarter of 2005 were $1.51, up 27% from the year-ago quarter and 8% from the third quarter of 2005. Net earnings of $1.5 billion increased 25% from the year-ago quarter and 9% sequentially. Compared to the year-ago quarter, fourth quarter pre-tax earnings of $2.2 billion increased 42%, on net revenues that grew 15% to $6.8 billion. The pre-tax profit margin for the fourth quarter was a record 32.5%. The annualized return on average common equity was 18.2%, the highest quarterly figure Merrill Lynch has generated in five years.

    Merrill Lynch generated improved year-on-year results despite the fiscal fourth quarter of 2005 having one less week of operations than the 2004 fiscal period. Fourth quarter 2005 results also included $113 million, or $0.12 per diluted share, in income tax expense associated with the company's previously announced repatriation of $1.8 billion of foreign earnings under the provisions of the American Jobs Creation Act of 2004. Excluding the one-time repatriation-related tax expense, fourth quarter net earnings would have been $1.6 billion, or $1.63 per diluted share, and annualized return on average common equity would have been 19.5%.

    Also, Merrill Lynch announced a 25% increase in its quarterly common stock dividend, to 25 cents per share.

    "We finished the year at Merrill Lynch on a very strong note, with a compelling revenue performance and record earnings for both the fourth quarter and the full year," said Stan O'Neal, chairman and chief executive officer.

    "Our performance underscores the increasing overall strength and balance of our franchise, which is the result of the investments we have been making throughout the company in people, technology and add-on acquisitions. We expect continued investment in our businesses to enhance our prospects for additional, profitable growth in the coming years."

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


    Business Segment Review:


    Global Markets and Investment Banking (GMI)
    -------------------------------------------


    GMI's record 2005 results demonstrated the benefits of targeted organic and inorganic investments for diversification and profitable growth with continued operating discipline.

    -- For the full year 2005, GMI's net revenues were a record $13.9 billion, up 25% from the prior year, and pre-tax earnings increased 30% to $5.0 billion, also a record. Global Markets net revenues were up 30% from 2004, while Investment Banking net revenues increased 12%. From a regional perspective, GMI's non-U.S. franchise, and Europe in particular, generated strong growth. The pre-tax profit margin for 2005 was 36.3%.

    -- GMI's fourth quarter 2005 net revenues were $3.5 billion, down 5% from the strong performance in the third quarter but up 17% from the year-ago quarter. Record pre-tax earnings were $1.5 billion, up 53% from the year-ago quarter and up 18% from the third quarter. The fourth quarter pre-tax profit margin was 43.7%.

    Compared with the prior-year quarter, pre-tax earnings were driven higher by increased net revenues in all three major businesses lines. Equity Markets net revenues increased 39%, with equity-linked trading, private equity, and cash equity trading contributing the most to this increase. Debt Markets net revenues increased 13%, driven primarily by the trading of commodities and interest rate products, as well as the principal investing and secured finance businesses. Investment Banking net revenues were 2% higher, as a significant increase in merger and acquisition advisory revenues more than offset declines in debt and equity origination.

    Sequentially, pre-tax earnings increased as lower net revenues were more than offset by lower compensation expenses. Debt Markets accounted for the overall revenue decline, with revenues 18% lower, as an increase from commodities was more than offset by decreases from the principal investing business, which had a record third quarter, and other trading areas. Investment Banking revenues, however, increased 16%, as increases from both mergers and acquisitions and equity origination were partially offset by a decline in debt origination. Equity markets net revenues were essentially unchanged, as increases from private equity and cash equity trading offset declines from equity-linked trading and equity clearing.



    Global Private Client (GPC)
    ---------------------------

    GPC produced record pre-tax earnings for both the fourth quarter and full year 2005, continuing to drive operating leverage through a strategy of revenue and product diversification, annuitization, client segmentation, growth in Financial Advisor (FA) headcount and investments to improve productivity. GPC also generated strong net inflows of both annuitized and total client assets.

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


    -- For the full year 2005, GPC generated record pre-tax earnings of $2.2 billion, up 16% from 2004. The 2005 pre-tax profit margin was also a record at 20.2%, up from 19.1% in 2004, driven by the increased revenues and continued operating discipline. Net revenues for 2005 grew 10% year-on-year, to $10.8 billion.

    -- GPC's fourth quarter 2005 net revenues were $2.9 billion, up 11% from the year-ago quarter. The increase was primarily driven by record fee-based revenues and record net interest profit from bank-related activities. GPC's record fourth quarter pre-tax earnings of $620 million increased 19% from the year-ago quarter, and the pre-tax margin of 21.4% improved by almost two percentage points, demonstrating the operating leverage inherent in GPC's scale platform.

    -- Total assets in GPC accounts increased 8% from the year-ago quarter, to $1.5 trillion. Net client assets into annuitized products were $13 billion for the 2005 fourth quarter, reaching a record level of $45 billion for the full year. Excluding the acquisition of the Advest Group, which closed in December, total net new money was $17 billion for the quarter and $46 billion for the full year 2005, nearly double the total for 2004.

    -- FA headcount was 15,160 at year end 2005, up 7% from the end of 2004, reflecting an increase during the fourth quarter of approximately 470 FAs through both FA recruiting and the acquisition of Advest. Turnover of top producing FAs remained at historical lows.



    Merrill Lynch Investment Managers (MLIM)
    ----------------------------------------

    MLIM produced record full year pre-tax earnings as the business generated strong relative investment performance and improved net flows while continuing to focus on broadening distribution and maintaining operating discipline.

    -- For the full year 2005, MLIM's pre-tax earnings were a record $586 million, up 27% from the prior year period, on net revenues that grew 14%, to $1.8 billion. The 2005 pre-tax profit margin was a record 32.4%, an increase of over three percentage points over 2004.

    -- MLIM's fourth quarter 2005 net revenues were $533 million, up 25% from the 2004 fourth quarter. The year-over-year increase in net revenues was driven principally by higher asset values, performance fees, net inflows and an improvement in the fee profile of assets under management. Pre-tax earnings were $176 million, up 35% from the year-ago quarter, due primarily to higher net revenues, partially offset by higher compensation expenses and litigation-related insurance costs. MLIM's pre-tax margin for the quarter was 33.0%.

    -- Firmwide assets under management totaled $544 billion at the end of 2005, up 9% from 2004. Net inflows for the quarter were $11 billion. Net inflows were recorded across all asset classes and led by retail, which had record net inflows, from a channel perspective. Both the Americas and EMEA Pacific regions generated solid net inflows.

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


    -- More than 70% of MLIM's global assets under management continued to be ahead of their respective benchmarks or category medians for the three- and five-year periods ended November 2005.


    Compensation Expenses
    ---------------------


    Compensation and benefits expenses for full year 2005 increased 17% from 2004, while the ratio of compensation and benefits expenses to net revenues declined slightly, to 47.8%, from 48.3% in 2004.


    Non-compensation Expenses
    -------------------------

    Overall, non-compensation expenses were $1.65 billion for the fourth quarter of 2005, essentially unchanged from the year-ago quarter and up 12% from the 2005 third quarter. Non-compensation expenses as a percentage of net revenues decreased from 27.8% in last year's fourth quarter to 24.3% this quarter.

    Details of the significant changes in non-compensation expenses from the fourth quarter of 2004 are as follows:

    -- Advertising and market development costs were $175 million, up 15% due primarily to higher travel, advertising and sales promotion costs associated with increased activity levels.

    -- Expenses of consolidated investments totaled $47 million, a decrease of 54%, due to lower minority interest expense on such investments; and

    -- Other expenses were $306 million, up 16%, due primarily to the write-off of a technology contract and increases in certain other expenses, partially offset by lower litigation provisions.



    Income Taxes
    ------------

    Merrill Lynch's full year effective tax rate was 29.5%, compared with 24.0% in 2004, reflecting the net impact of the business mix, tax settlements, and the tax expense associated with the foreign earnings repatriation, which caused the fourth quarter 2005 effective tax rate to increase to 32.1%.


    Staffing
    --------

    Merrill Lynch's full-time employees totaled 54,600 at the end of the fourth quarter of 2005, a net increase of 1,500 during the quarter. Headcount increased 8% from 50,600 at the end of 2004.



    Share Repurchases
    -----------------

    As part of its active management of equity capital, Merrill Lynch repurchased $714 million, or 10.9 million shares of its common stock during the fourth quarter at an average price of $65.62 per share. During 2005, Merrill Lynch repurchased a cumulative total of $3.7 billion, or 63.1 million shares at an average price of $58.67.

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    Dividend on Common Shares
    -------------------------

    The Board of Directors has declared a 25% increase in the regular quarterly dividend to 25 cents per common share, payable February 28, 2006, to shareholders of record on February 6, 2006.


    2006 Fiscal Calendar
    --------------------

    Merrill Lynch's fiscal quarters in 2006 will end on the following dates: first quarter, March 31; second quarter, June 30; third quarter, September 29; and fourth quarter, December 29.

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 11:00 a.m. ET to discuss the company's 2005 fourth quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 2:00 p.m. ET today at the same web address.

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $544 billion. For more information on Merrill Lynch, please visit www.ml.com.

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    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking backlog, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

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